Exhibit 99.1

THE LGL GROUP REPORTS SECOND QUARTER 2022 RESULTS

ORLANDO, FL August 9, 2022 – The LGL Group, Inc. (NYSE American: LGL) (the “Company” or “LGL”) announced its financial results for the three and six months ended June 30, 2022.

•

Revenue of $7.4 million for the three months ended June 30, 2022 increased 8.0% compared to $6.9 million for the comparable prior year period. For the six months ended June 30, 2022, revenue was $15.5 million, a 15.8% increase from the $13.4 million reported for the comparable prior year period.

•	Realized and unrealized losses aggregating $2.3 million during the first half of 2022, largely related to unrealized losses recorded for the Company’s ongoing investment in IronNet, Inc.
•	Diluted net loss of $0.34 per share compared to zero for the prior year quarter, and a loss of $0.30 for the six months versus zero for the comparable prior year period.
•	Backlog of $43.4 million at June 30, 2022, up 45.6% versus $29.8 million as of Q4 2021 and up 103.2% compared to $21.3 million at June 30, 2021.
•	Balance sheet cash and marketable securities of $41.5 million.
•	Net working capital of $49.5 million including $6.4 million of inventory.
•

Adjusted EBITDA for Q2 2022 was $603,000 or $0.11 per diluted share compared to $767,000, or $0.15 per diluted share for Q2 2021.  For the six months ended June 30, 2022, adjusted EBITDA was $1,318,000 or $0.25 per share versus $964,000 or $0.18 per share for the comparable prior year period.

•	A special meeting of stockholders approved the Company’s strategic Spin-Off initiative of MtronPTI on June 21, 2022, and the Company’s Board voted to approve the Spin-Off on August 3, 2022.

Mike Ferrantino, LGL’s Chief Executive Officer, stated, “We are pleased with the results of the MtronPTI subsidiary and for recording increased backlog for a third straight quarter and look forward to the renewed ability to grow value for our shareholders, both LGL and for MtronPTI, as the companies chart their separate paths as public companies.”

James Tivy, LGL’s Chief Financial Officer added, “MtronPTI will benefit greatly from its upcoming public company status and will prudently seek opportunities to grow both organically and through acquisition.”

RESULTS FROM OPERATIONS

Revenues for the six months ended June 30, 2022 increased $2.1 million, or 15.8%, to $15.5 million from $13.4 million for the six months ended June 30, 2021. The revenue increase reflects the continued recovery of the avionics market and strong defense product shipments. Gross margins were 37.6% compared to 36.3% for the prior year benefiting from an increase in business volume.

Backlog was $43.4 million versus $29.8 million at the beginning of the year and $21.3 million at the end of the second quarter 2021. Backlog included $43.2 million and $21.1 million for our electronic components (MtronPTI) segment and $0.2 and $0.3 for our electronic instruments segment (PTF) as of June 30, 2022, and June 30, 2021, respectively. Quarterly bookings were $13.8 million for the second quarter of 2022, $15.3 million for the first quarter of 2022, and $15.2 million for the fourth quarter of 2021. This record booking trend during the last three quarters reflects improved orders from the continued recovery of the avionics market along with strong defense orders, as we continue to pull in orders from our customers for 2023 and beyond, much of which is expected to ship subsequent to 2022. Supply chain constraints within our industry have pushed our customers to order well in advance to secure product deliveries for their production requirements.

GAAP operating income was $124,000 compared to $616,000 in the second quarter of 2021, inclusive of $51,000 of increased stock compensation expense and $232,000 of Spin-Off costs incurred during the second quarter of 2022. For the six months, GAAP operating income was $345,000 compared to $556,000 in the comparable period of 2021, inclusive of $206,000 of increased stock compensation expense and $343,000 of Spin-Off costs.

Investment loss was $2.3 million for the six months ended June 30, 2022 compared to income of $202,000 for the six months ended June 30, 2021, primarily related to IRNT related investment losses of $1.8 million and from investment losses of $487,000 from the remainder of the portfolio.

Net loss was $1.6 million for the six months ended June 30, 2022, compared to income of $9,000 for the comparable prior year period. The decrease was primarily from the previously discussed investment loss which was offset by increased business volume partly offset by one-time Spin-Off costs. Diluted loss per share was $0.30 and $0.00 for the for the six months ended June 30, 2022 and 2021, respectively.

Adjusted EBITDA, a non-GAAP measure, was $1.3 million for the six months ended June 30, 2022 versus $964,000 for the six months ended June 30, 2021. Adjusted EBITDA excludes one-time and non-operating items to present solely the core operating results (See non-GAAP reconciliation in the Appendix.)

The Company has two reportable business segments; electronic components consisting of MtronPTI, and electronic instruments consisting of Precise Time and Frequency (“PTF”). The electronic components segment is focused on the design, manufacture and marketing of highly-engineered, high reliability frequency and spectrum control products. These electronic components ensure reliability and security in aerospace and defense communications, low noise and base accuracy for laboratory instruments, and synchronous data transfers throughout the wireless and Internet infrastructure. The electronic instruments segment, or PTF, is focused on the design and manufacture of high performance Frequency and Time Reference Standards that form the basis for timing and synchronization in various applications.

Business segment information follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Electronic components	$7,064	$6,407	$14,755	$12,661
Electronic instruments	370	475	787	757
Total consolidated revenues	$7,434	$6,882	$15,542	$13,418
Operating Income (Loss)
Electronic components	$711	$834	$1,765	$1,183
Electronic instruments	(22)	102	(14)	118
Unallocated corporate expense	(565)	(320)	(1,406)	(745)
Total operating income	124	616	345	556
Interest income (expense), net	7	(3)	—	(6)
Loss on equity investment in unconsolidated subsidiary	—	(676)	—	(752)
Investment (loss) income	(2,373)	75	(2,328)	202
Other (expense) income, net	(8)	(5)	(24)	40
Total other expense, net	(2,374)	(609)	(2,352)	(516)
(Loss) Income Before Income Taxes	$(2,250)	$7	$(2,007)	$40

Operating income is equal to revenues less cost of sales and operating expenses (engineering, selling and administrative expenses).

BALANCE SHEET

The Company’s strong balance sheet reflects cash and marketable securities of $41.5 million, $2.8 million of which relate to our 1,288,620 shares of IronNet, Inc. (IRNT), and total net working capital of $49.5 million at June 30, 2022. This compares to marketable securities of $45.2 million, and total net working capital of $51.4 million at December 31, 2021. Total inventory was $6.4 million, including $2.8 million of raw materials, $2.7 million of WIP, and $871,000 of finished goods, up $880,000 from inventory of $5.5 million as of December 31, 2021.

As of June 30, 2022, the Company has disposed of 1,555,315 of its 2,843,935 shares of IRNT common stock and received related proceeds of approximately $20.2 million.

SPIN-OFF

The Spin-Off was approved by the Company’s Board on August 3, 2022 and is expected to be effected through a pro rata issuance of shares of MtronPTI’s common stock to the Company’s stockholders structured as a tax-free distribution. Stockholders of the Company will receive one share of MtronPTI’s common stock for each share of the Company’s common stock held of record as of the close of business on the record date for the distribution. As a result, the Company’s stockholders as of the record date for the Spin-Off will also become the stockholders of MtronPTI after the Spin-Off. The Company will cease to have any ownership interest in MtronPTI following the Spin-Off, but the Company’s stockholders will, unless they sell their shares, be the stockholders of both the Company and MtronPTI.

The spin-off of MtronPTI will enable shareholders to more clearly evaluate the performance and future potential of each entity on a standalone basis, while allowing each to pursue its own distinct business strategy and capital allocation policy. Separating MtronPTI as an independent, publicly owned company positions the business to increase value to both MtronPTI and LGL Group. The spin-off permits each company to tailor its strategic plans and growth opportunities, more efficiently raise and allocate resources, including capital raised through debt or equity offerings, flexibly use its own stock as currency for teammate incentive compensation and potential acquisitions, and provide investors a more targeted investment opportunity.

The LGL Group continues to strive for profitable growth internally and by acquisition. The LGL Group, on a pro-forma standalone basis after the spin-off, will continue to own and develop its frequency reference and time standard synchronization solutions business through its Precise Time and Frequency LLC (“PTF”) subsidiary platform, and is expected to retain substantially all the company’s cash and marketable securities.

The LGL Group has successfully spun off several businesses over its history, including Lynch Interactive, The Morgan Group, Tremont Advisors, and others. MtronPTI itself sought to become an independently listed company via an IPO, filing a form S-1 registration statement with Needham & Company as the underwriter in 2000. This IPO was pulled as a result of market conditions. MtronPTI has an established and formidable presence in its key markets today and if the spin-off is completed, the standalone MtronPTI would continue providing market-leading engineered solutions to its defense and aerospace customers. The potential spin-off is thus a continuation of the company’s strategy of developing businesses and positioning them as independent entities to enhance shareholder value and alignment.

About The LGL Group, Inc.

LGL’s business strategy is primarily focused on growth through expanding new and existing operations across all industries, including the Company’s wholly owned Precise Time and Frequency Corporation (PTF) based in Wakefield Massachusetts. The LGL Group Inc.'s engineering and design origins date back to the early part of the last century. In 1917, Lynch Glass Machinery Company, the predecessor of LGL, was formed, and emerged in the late twenties as a successful manufacturer of glass-forming machinery. The company was then renamed Lynch Corporation, and was incorporated in 1928, under the laws of the State of Indiana. In 1946, Lynch was listed on the “New York Curb Exchange,” the predecessor to the NYSE American. The company has had a long history of owning and operating various businesses in the precision engineering, manufacturing and services sectors.

Precise Time and Frequency (PTF) was founded in 2002 and offers customers frequency reference and time standard synchronization solutions tailored to meeting performance requirements. PTF is housed in a well-equipped, modern, facility and staffed by a highly dedicated and experienced team of time and frequency professionals. Although the company offers a wide range of standard instruments and options, new requirements are enthusiastically embraced, resulting in an ever-expanding capability. Products include NTP Servers, broadband amplifiers, RF distribution, 1PPS distribution, and fiber optic distribution. The company has developed a comprehensive portfolio of time and frequency instrumentation including frequency standards, time standards, and time code generators, complemented by a wide range of ancillary products such as RF distribution amplifiers, Digital distribution amplifiers, Time Code distribution amplifiers, and redundancy switches. Thousands of instruments have been delivered to a broad range of applications worldwide, from simple network time servers to synchronize local computers and instruments, to fully redundant and highly sophisticated Satellite Communications and Broadcast systems. Military applications include synchronization of mobile Satcom terminals, high performance sources for calibration, a unique SAASM solution, and test equipment providing the ultimate in frequency stability and phase noise performance.

M-tron Industries, Inc. (“Mtron”) was originally founded in 1965 as Mechtronics Industries, Inc. Shortly thereafter, the name was formally changed to M-tron Industries, Inc. The primary business of Mtron during the early years was building crystals for the CB radio market. When technology changed in the late 1970s, so did Mtron. A change in marketing approach and continued development of products provided new life for the company. Mtron became known as a supplier of high quality, high reliability crystal, oscillator, and to some degree, VCXO (Voltage Controlled Crystal Oscillator) and TCXO (Temperature Compensated Crystal Oscillator) products which would be used in applications such as telecommunication infrastructure used to make phone systems and later on, the internet function. In 1976, M-tron Industries, Inc. was acquired. In 2002, Mtron acquired the assets of Champion Technologies, Inc. of Franklin Park, Illinois. Champion was a spin-off of Motorola during the mid-1980s. This acquisition helped Mtron recover more quickly from the telecom market collapse of 2001 and 2002 by expanding product offering, as well as customer base.

In 1965, at nearly the same time that Mtron was established, another company was organized, known as Piezo Technology, Inc. (“PTI”). PTI was organized for the purpose of designing and building crystal filters used in all types of equipment where certain types of noise need to be filtered out of a circuit. PTI grew over the years in both business and products to include LC (Lumped Element) filters, TCXO and OCXO (Oven Controlled Crystal Oscillator) products. Primary markets for PTI were Military, Avionics and Instrumentation. In 1995 PTI opened a manufacturing location in India and in 2004 M-tron Industries, Inc. acquired Piezo Technology, Inc.

The combined operations of Mtron and PTI are referred to as “MtronPTI”, and are headquartered in Orlando, Florida. MtronPTI currently has a global footprint and serves most major markets that require precision timing and filter products. The Company’s target market segments include high-end telecommunications, and military, instrumentation, space and avionics (referred to as “MISA”). MtronPTI has operations in Orlando, Florida, Yankton, South Dakota and Noida, India. In addition, MtronPTI has sales offices in Hong Kong and Shanghai, China. MtronPTI is currently in the process of being spun off from LGL Group, subject to shareholder approval.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

James Tivy

The LGL Group, Inc.

jtivy@lglgroup.com

(407) 298-2000

THE LGL GROUP, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in Thousands, Except Share and Per Share Amounts)

	For the Three Months Ended June 30,
	2022	2021
REVENUES	$7,434	$6,882
Costs and expenses:
Manufacturing cost of sales	4,639	4,151
Engineering, selling and administrative	2,671	2,115
OPERATING INCOME	124	616
Loss on equity investment in unconsolidated subsidiary	-	(676)
Investment (loss) income	(2,373)	75
Other expense, net	(1)	(8)
(LOSS) INCOME BEFORE INCOME TAXES	(2,250)	7
Income tax (benefit) expense	(452)	25
NET LOSS	$(1,798)	$(18)

Weighted average number of shares used in basic EPS calculation	5,334,187	5,272,204
BASIC NET LOSS PER COMMON SHARE	$(0.34)	$(0.00)
Weighted average number of shares used in diluted EPS calculation	5,345,648	5,272,204
DILUTED NET LOSS PER COMMON SHARE	$(0.34)	$(0.00)

	For the Six Months Ended June 30,
	2022	2021
REVENUES	$15,542	$13,418
Costs and expenses:
Manufacturing cost of sales	9,700	8,552
Engineering, selling and administrative	5,497	4,310
OPERATING INCOME	345	556
Loss on equity investment in unconsolidated subsidiary	-	(752)
Investment (loss) income	(2,328)	202
Other (expense) income, net	(24)	34
(LOSS) INCOME BEFORE INCOME TAXES	(2,007)	40
Income tax (benefit) expense	(378)	31
NET (LOSS) INCOME	$(1,629)	$9

Weighted average number of shares used in basic EPS calculation	5,329,080	5,272,204
BASIC NET (LOSS) INCOME PER COMMON SHARE	$(0.31)	$0.00
Weighted average number of shares used in diluted EPS calculation	5,347,583	5,337,986
DILUTED NET (LOSS) INCOME PER COMMON SHARE	$(0.30)	$0.00

THE LGL GROUP, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollars in Thousands)

	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$22,325	$29,016
Marketable securities	19,177	16,167
Accounts receivable, net	4,711	4,667
Inventories, net	6,372	5,492
Prepaid expenses and other current assets	331	494
Total Current Assets	52,916	55,836
Property, plant and equipment, net	3,465	3,383
Right-of-use lease assets	332	396
Intangible assets, net	214	252
Deferred income tax assets	499	34
Other assets	20	5
Total Assets	$57,446	$59,906
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities	$3,447	$4,426
Total Long-Term Liabilities	632	737
Total Liabilities	4,079	5,163
Total Stockholders' Equity	53,367	54,743
Total Liabilities and Stockholders' Equity	$57,446	$59,906

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated financial statements presented on a GAAP (generally accepted accounting principles) basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as net income adjusted to exclude depreciation and amortization expense, interest income and expense, income taxes expense (benefit), stock-based compensation expense, investment income and loss, and other items we believe are discrete events which have a significant impact on comparable GAAP measures and could distort an evaluation of our normal operating performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended June 30,
	2022	2021
(000's, except share and per share amounts)
(Loss) income before income taxes	$(2,250)	$7
Interest (income) expense, net	(7)	3
Depreciation and amortization	185	137
Non-cash stock compensation	70	19
Loss on equity investment in unconsolidated subsidiary	—	676
Investment loss (income)	2,373	(75)
Spin-Off costs	232	—
Adjusted EBITDA	$603	$767

Basic per share information:
Weighted average shares outstanding	5,334,187	5,272,204
Adjusted EBITDA per share	$0.11	$0.15

Diluted per share information:
Weighted average shares outstanding	5,345,648	5,272,204
Adjusted EBITDA per share	$0.11	$0.15

	For the Six Months Ended June 30,
	2022	2021
(000's, except share and per share amounts)
(Loss) income before income taxes	$(2,007)	$40
Interest expense, net	—	6
Depreciation and amortization	351	271
Non-cash stock compensation	303	97
Loss on equity investment in unconsolidated subsidiary	—	752
Investment loss (income )	2,328	(202)
Spin-Off costs	343	—
Adjusted EBITDA	$1,318	$964

Basic per share information:
Weighted average shares outstanding	5,329,080	5,272,204
Adjusted EBITDA per share	$0.25	$0.18

Diluted per share information:
Weighted average shares outstanding	5,347,583	5,337,986
Adjusted EBITDA per share	$0.25	$0.18